DISTRIBUTOR AND MARKETING AGREEMENT

THIS AGREEMENT made this 10th day of July, 2006

BETWEEN:

SPIKE TEA, INC. a corporation having its principal office at Suite 700, One Executive Place 1816 Crowchild Trail N.W., Calgary, Alberta T2M 3Y7 Canada ("Spike" or “Manufacturer”)

And

VELLA PRODUCTIONS INC. having it's principal office at 999 3rd Avenue, Suite 3800, Seattle, WA 98104 U.S.A. (“Vella” or “Distributor”)

WHEREAS, Spike is developing a proprietary line of six tea blends for distribution in retail and foodservice channels for launch in the fourth quarter of 2006.

WHEREAS, Vella provides marketing and distribution assistance.

WHEREAS, the Parties mutually desire to establish a preferred marketing and distribution relationship with each other in order to establish the Spike’s product as a category leader in specialty tea category.

THIS AGREEMENT WITNESSETH THAT in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

1. DEFINITIONS

For the purposes of this Agreement, the following terms shall have the meanings set forth below:

1.1 "Products" means the blends of tea and caffeine-free drinks ready for retail sales and distribution sold under the name “Fully Loaded by Spike Tea” (Trade Mark Spike).

1.2 "Market" mean those parties within the "Territory" who can be identified as seeing value in the "Products" by Vella.

1.3 "Territory" means the United States of America and Canada.

1.4 "Trade Marks" means the trademark “Fully Loaded by Spike Tea” (Pending), together with such other trademarks, service marks, trade dress, logos, brand names and/or trade names of Spike, as the parties may add subsequently by mutual agreement in writing.

1.5 “Product Year” means each twelve (12) month period during the Term commencing with the first day of the first full month in which a commercial sale of the Products shall occur, provided, that the first Product Year shall include any portion of the month preceding the first Product Year.

2. MARKETING AND DISTRIBUTION

2.1 Subject to all terms and conditions set forth herein, Spike hereby appoints Vella as a distributor of the Products to customers within the Market in consideration of the following:

a) Cash payments as follows:

i)	$3,000 (three thousand dollars) upon signing of this Agreement;
ii)	$25,000 (twenty five thousand dollars) on or before November 30, 2006; and
iii)	$25,000 (twenty five thousand dollars) on or before February 28, 2007.

b) Vella incurring minimum marketing expenses minimum of $250,000 USD (two hundred and fifty thousand) over the initial five year term of this Agreement.

2.2 On or before September 30, 2006, Vella shall deliver to Spike a written marketing plan for the Products for the first three (3) Product Years. The Marketing Plan shall be set forth in reasonable and customary detail, and shall include in such plans commercially reasonable descriptions of intended pre-marketing and marketing investments, tactics and efforts, promotion and distribution efforts and mechanisms, compilations of market research and analysis performed for or by Vella, and any other matters relevant to marketing, promotion and sale of the Products.

2.3 Upon receipt of marketing plan, Spike agrees to review, amend and finalize the marketing plan proposed by Vella on or before October 31, 2006. Upon acceptance of the marketing plan by Spike and Vella, the following obligations shall become effective:

VELLA:

a)	Vella shall be responsible for all aspects of planning and executing of the marketing plan for the duration of this Agreement, including payment for contract obligations and related expenses.

b)

Vella agrees to participate, either directly or by retaining outside contractors in any aspect related to the execution of the marketing plan, including but not limited to: media buying, public relations, market research, search engine optimization, search engine marketing, viral marketing, trade show exhibits, shopping engine management, Web analytics, path analysis and visitor relationship management, print advertising, one to one marketing and direct mail.

SPIKE:

c)

Spike agrees to review and evaluate Vella’s activities pertaining to execution of the marketing plan. Spike agrees that Vella shall make the final decision and have final approval pertaining to each individual contract and opportunity with the understanding of achieving the goals set out in the marketing plan.

d)	Spike agrees to support Vella’s activities by providing:

	i)	Best possible delivery time on stock;
	ii)	Any information available to Spike describing the competitive market in the category;
	iii)	Information and training in the specialty tea product category; and
	iv)	Assistance and guidance with directing the marketing efforts to reach the target audience.

2.4 Vella will contact and market the Products to distributors, retail and foodservice locations in the Territory on behalf of Spike. Vella will initiate sales contracts, negotiate terms and draft initial sales agreements and purchase orders. Vella will submit first draft of any sales agreement and purchase order to Spike for review and approve. The final transaction will take place between Spike and the third party.

3 RIGHT TO USE TRADE MARKS

3.1 Spike hereby grants to Vella for the term of this Agreement, and subject to the terms and conditions herein, a non-exclusive, non-transferable right to use the Trade Marks within the Territory in connection with the Products sold by Vella in the Territory in accordance with the terms of this Agreement, in the manner as approved by Spike in writing by an authorized officer of Spike prior to each type of usage (e.g., co-branding, advertising, Packaging). Such approval shall not be unreasonably withheld.

     3.2 Vella shall use the Trade Marks only in the Territory and only in connection with the marketing, use, sale and distribution of the Products. Vella acknowledges Spike's right, title and interest in and to the Trade Marks and agrees to make no use of any of the Trade Marks except as herein specifically provided. Vella shall use or display the Trade Marks only in conjunction with such words as indicate that the Trade Marks are the property of Spike. Vella acquires no right, title or interest in or to the Trade Marks hereunder and any and all goodwill associated with the Trade Marks will inure exclusively to the benefit of Spike and its licensors. During the term of this Agreement and after termination hereof, Vella shall not dispute or contest, for any reason whatsoever, directly or indirectly, the validity, ownership or enforceability of any of the Trade Marks. Vella shall execute such documents and do all such acts and things as may be necessary in Spike's reasonable opinion to establish ownership of any rights in and to the Trade Marks.

3.3 Vella agrees that if it is notified or otherwise obtains knowledge of any alleged infringement of the Trade Marks, Vella will promptly notify Spike. No legal proceedings shall be instituted by Vella against any third party in respect of any such alleged infringement without the prior written consent of Spike.

4 OTHER RIGHTS

4.1 Rights of Vella. Subject to Section 2 hereof, Vella shall have the right to market, distribute or sell the Products within the defined Territory, including, without limitation (a) the right to market, distribute or sell the Products, on a stand-alone basis in packages as approved in writing by SPIKE, and (b) the right to market, distribute or sell the Products in combination with (i) products the right to use of which has been obtained by Vella from third parties (ii) products developed or provided directly by Vella subject to Spike prior written approval in each instance and/or (iii) any other product mutually agreed upon by the parties to this Agreement. Distributor will not modify Product or Product packaging in any way without prior written approval by Spike.

4.2 Vella cannot make any changes to the Products or their packaging without the prior written consent of Spike.

5 TERM

5.1 This agreement shall be effective on the date first set forth above and shall continue in effect until the fifth anniversary of the date hereof, unless earlier terminated in accordance with the provisions of Section 20 hereof. The terms and conditions of this Agreement shall continue to apply to any purchase order issued under the normal course of business hereunder ("Purchase Order") until final delivery is made even if such delivery is made after this Agreement terminates.

5.2 This Agreement will be renewed automatically for the period of one year unless terminated by the parties.

6 PAYMENT TERMS

6.1 In consideration of the obligations undertaken by Vella hereunder, Spike shall pay Vella commission at the rate of 7.5% of gross sales resulting from the sale of the Products. Payment will be made to Vella within 45 days of a quarter end.

7 TITLE AND RISK OF LOSS

Title to all Products belongs to Spike.

8 EXPENSES

Vella shall pay all costs and expenses incurred by its organization and/or its employees, agents and representatives.

9 CONFIDENTIAL INFORMATION

9.1 Vella shall not utilize or disclose any confidential information, knowledge, or data concerning inventories, improvements, business, production methods, and/or trade secrets of SPIKE (the "Confidential Information"), except as SPIKE may otherwise consent to in writing or unless the same information has become public knowledge through no fault by Vella.

9.2 SPIKE shall not utilize or disclose any confidential information, knowledge, or data concerning inventories, improvements, business, production methods, customer information and/or data and/or trade secrets of Vella, except as Vella may otherwise consent to in writing or unless the same information has become public knowledge through no fault by SPIKE.

10 DISTRIBUTOR'S DUTIES

10.1 Vella will use its best efforts to actively promote the marketing, sales, and distribution of Products.

10.2 Vella will provide prompt and effective service to customer orders, questions, and problems.

10.3 Vella will uphold Spike's image by handling claims, complaints, and customer service issues expeditiously and professionally so that Spike’s Trade-marks will retain their value in the market place.

10.4 On a quarterly basis, Vella will submit to Spike a comprehensive sales forecast covering the next six (6) month period for all Products.

10.5 On a quarterly basis, Vella will supply Spike with information summarizing significant marketing activity, trends and conditions.

10.6 Vella will use best efforts to promote the Products through media advertising, trade shows, internet, seminars, public relations activities, direct sales or any other means designed to bring them to the attention of potential customers.

10.7 Vella will keep Spike informed regarding conditions in the Territory relevant to the sale of the Products, including marketing trends, competing products, rules and regulations affecting the sale or use of the Products and all extraordinary events relating to the Products.

10.8 Vella will refer to Spike all inquiries regarding the sale or use of the Products outside the Territory.

10.9 Except with the prior written approval of Spike, Vella shall not proceed with negotiation of sales contracts or purchase orders with purchasers who are located outside the Market or the Territory unless otherwise agreed by Spike. Spike will allow Distributor to make sales to other territories so long as there is no exclusive distributor with marketing or sales activities being implemented in those territories.

10.10 Vella hereby represents and warrants to and covenants with Spike that Vella is and shall be for so long as the Agreement is in effect, in compliance with all federal, state and local laws, regulations, orders, decrees, rulings and judgments applicable to Vella's ability to perform its obligations hereunder.

11 MANUFACTURER RESPONSIBILITIES

11.1 Spike will provide the Products to Vella upon request.

11.2 Spike will provide support to Vella during normal business hours of Spike.

11.3 Spike will use reasonable efforts to provide assistance to Vella in special customer situations, when so requested, subject to the availability of Spike's own resources.

11.4 Spike will support Vella by assisting in sales and marketing through joint calls and literature, at times reasonably satisfactory to Spike.

11.5 Spike hereby represents and warrants to and covenants with Vella that Spike is and shall be for so long as this Agreement is in effect, in compliance with all federal, state and local laws, regulations, orders, decrees, rulings and judgments applicable to Spike's ability to perform its obligations hereunder.

12 RESTRICTIONS ON AUTHORITY

12.1 Vella has no authority, under any circumstances, either expressed or implied, to incur any liability or obligations on behalf of Spike, including, but not limited to:

12.2 Making any quotations on any special Products, modifications to standard Products without a written quotation from Spike;

12.3 Binding Spike to any contract of employment. Vella is solely responsible for its own sales persons and its representatives, and for their actions. Vella has no authority to endorse checks or commercial papers, or to carry any accounts in the name of Spike;

12.4 Making any warranties or representations to third parties with regard to the Products without Spike's prior written approval.

13. INSPECTION BY MANUFACTURER

Vella agrees that Spike shall have the right to inspect the manner of use of the Trade Marks and Confidential Information (as herein defined) by Vella and the quality of distribution of the Products in connection with which the Trade marks and the Confidential Information are used. Vella also agrees that Spike shall have the right to review any documents or items which are to be made available to the public which contain the Trade Marks and Confidential Information, including, without limitation, advertising, promotional materials and devices and contract forms. Spike agrees to designate an employee to review all such documents or items. Vella shall consult regularly with Spike's designated representative on the proper and appropriate use of the Trade Marks and Confidential Information in all such documents or items and shall submit representative samples thereof for written approval.

14 INDEMNIFICATION BY VELLA AND BY SPIKE

14.1 Vella agrees, during and after the term of this Agreement, to indemnify and to hold Spike harmless from and against any and all loss, damage, liability and costs and expenses (including reasonable attorney's fees and expenses) in connection therewith incurred by Spike as a result of any breach of this Agreement by, or any act of omission or commission on the part of, Vella or any of its agents, servants or employees, from all claims, damages, suits or rights of any persons, firms or corporations arising from the operation of the business of Vella.

14.2 Spike agrees, during and after the term of this Agreement, to indemnify and to hold Vella harmless from and against any and all loss, damage, liability and costs and expenses (including reasonable attorneys' fees and expenses) in connection therewith incurred by Vella as a result of any breach of this Agreement by, or any act of omission or commission on the part of, Spike or any of its agents, servants or employees, from all claims, damages, suits or right of any persons, firms or corporations arising from the operation of the business of Spike.

15 RESERVATION OF RIGHTS BY MANUFACTURER

Spike reserves the right, in its sole discretion and without thereby incurring any liability to Distributor, to modify the Products as it sees fit during the term of the Agreement. Modification of the "Products" may be implemented for many reasons including improving flavor, packaging appeal, changing ingredients and other components of the tea blends.

16 FORCE MAJEURE

Spike and Vella shall not be liable for delays or failure to fulfill the terms of this Agreement due to causes beyond their reasonable control. Such causes may include, but are not restricted to Acts of God, fires, floods, strikes, accidents, riot, war, government interference, rationing allocations and embargoes. In the event of a delay, the date or dates for performance of this Agreement shall be extended for a period equal to the time lost by reason of delay, provided that either party who is not affected by any of such causes may terminate the Agreement immediately upon written notice to the other party should any of such causes last over 60 days.

17 INDEMNITY

17.1 Spike agrees to defend Vella in any suit brought against it alleging that the Products sold hereunder, uncombined with non-Spike equipment directly infringe United States Patent, United States Trademark, United States Copyright or other United States intellectual property right owned by others, provided Spike is promptly notified, given assistance required and permitted to direct the defense. Further, Spike will pay any judgment based on such infringement, rendered in such by final judgment of a court of last resort, but shall have no liability for settlements or costs incurred without its written consent.

17.2 The foregoing constitutes the entire liability of Spike for any infringement of any intellectual property of a third party.

18 CONSEQUENTIAL DAMAGES

18.1 In no event shall Spike be liable to Vella or to Vella's employees, officers, directors, shareholders, customers or affiliates for any incidental or consequential damages, including, without limitation, or any loss, damage, claim, liability or expense, of any kind or nature, caused directly or indirectly by the furnishing of Products or marketing materials pursuant to this Agreement, or by any interruption of service, or loss of use thereof or for any loss of business or damage to Vella or end user whatsoever and however caused, even Spike is aware of the risk of such damages.

20.2 In no event shall Vella be liable to Spike or to Spike's employees, officers, directors, shareholders, customers or affiliates for any incidental or consequential damages, including, without limitation, or any loss, damage, claim, liability or expense, of any kind or nature, caused directly or indirectly by the furnishing of Products pursuant to this agreement, or by any interruption of service, or loss of use thereof or for any loss of business or damage to Spike or end user whatsoever and however caused, even if Distributor is aware of the risk of such damages.

19 TERMINATION OR CANCELLATION

The term of this agreement shall be for an initial period of five (5) years from its Effective Date as the date appears on the first page, and in the event that Vella faithfully performs its entire obligation required hereby. At any time during the initial term or any extended term of this Agreement either party shall have termination right except for the reason as stated in Section 19.1

19.1 Termination by Vella. Vella may, upon ten (10) days prior written notice to Spike, terminate this Agreement if:

19.1.1 Spike fails to perform any material provision of this Agreement for thirty (30) days after written notice of such failure has been provided by Vella to Spike and fails to cure such failure within such thirty (30) day period; or

19.1.2 Any receiver of any property of Spike shall have been appointed; Spike shall have made an assignment for the benefit of creditors; Spike shall have made any assignment or have had a receiving order made against it under the applicable bankruptcy laws; Spike shall have become bankrupt or insolvent; Spike shall have made application for relief under the provisions of any statute now or hereafter in force concerning bankrupt or insolvent debtors; or any action whatever, legislative or otherwise, shall have been taken with a view to the winding up, dissolution or liquidation of Spike.

19.2 Termination by Spike. Spike may, by ten (10) days prior written Notice to Vella, terminate this Agreement if Vella fails to:

19.2.1 Perform any material provision of this Agreement for thirty (30) days after written notice of such failure has been provided by Spike to Vella; or

19.3 Any receiver of any property of Vella shall have been appointed; Vella shall have made an assignment for the benefit of creditors; Vella shall have made any assignment or have had a receiving order made against it under the applicable bankruptcy laws; Vella shall have become bankrupt or insolvent; Vella shall have made application for relief under the provisions of any statute now or hereafter in force concerning bankrupt or insolvent debtors; or any actions whatever, legislative or otherwise, shall have been taken with a view to the winding up, dissolution or liquidation of Vella.

19.4 Continuing Obligations

19.4.1 In the event of the termination of this Agreement for any reason, all rights and interest granted to Vella by Spike under the terms of this Agreement shall immediately revert to Spike and Vella shall within thirty (30) days after said termination return to Spike, at Vella's expense, all written documents of Spike of whatever kind including drawings and copies of any kind made thereof by anybody, relating to the Products or the sale thereof. Vella agrees that, in the event of such termination it will immediately discontinue and no longer use in any manner whatsoever any of Spike's documents or Confidential Information received hereunder relating to the Products and that it will immediately discontinue the use of the Trade Marks of Spike.

19.4.2 In the event of the termination of this Agreement, all rights and interest granted to SPIKE by Vella under the terms of this Agreement shall immediately revert to Vella.

19.5 Survival of Provisions. The following provisions shall survive the termination of this Agreement for whatever reasons: Sections 1, 8, 9, 12, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26 and 27.

20 GENERAL CONDITIONS

20.1 No amendment, change or revision, or discharge of this agreement shall have any Force or effect unless set forth in writing and signed by duly authorized representatives of both parties.

20.2 ILLEGAL PAYMENTS; Vella certifies, and will certify each year, that Distributor does not make payments which are illegal in the USA or in the country in which such payments are made in connection with the political contributions which are illegal in the USA or in the country in which such contributions are made, to any Government, Government official, political party, political candidate, or other political organization.

21 COMPLETE AGREEMENT

21.1 This Agreement, including all attachments, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all previous communications, representation, understanding, and agreements, either oral or written between the parties or any official or representative thereof. This Agreement shall be modified only by the instrument in writing and signed by duly authorized representatives of both parties.

22 NOTICES

22.1 All notifications, reports, requests for changes, or additions to this Agreement shall be in writing and addressed as follows:

VELLA:	Vella Productions, Inc.
999 3rd Avenue, Suite 3800
Seattle, WA 98104
U.S.A.

SPIKE:	Spike Tea, Inc.
Suite 700, One Executive Place
1816 Crowchild Trail N.W.
Calgary, Alberta
T2M 3Y7
Canada

22.2 Addresses may be modified at any time by written notification from one party to the other party. Any such notice or other communication shall be deemed given and effective when delivered personally or by e-mail or three (3) days after the postmark date if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed to a party as stated above.

23 SEVERABILITY

If any provision herein shall be held to be invalid or unenforceable for any reason, such provision shall, to the extent of such invalidity or unenforceability, be severed, but without in any way affecting the remainder of such provisions or any other provision contained herein, all of which shall continue in full force and effect.

24 ASSIGNMENT

The delegation or assignment by either party hereto of any or all of its duties, obligations or rights hereunder, without the prior written consent of the other party hereto, shall be void. However, nothing herein shall be construed to prevent SPIKE from assignment its right to receive payments due it under the terms of this Agreement.

25 GOVERNING LAW

This Agreement and all disputes and suits related thereto shall be governed by and construed and interpreted in accordance with the laws of the Province of British Columbia without regard to any conflicts of law rules.

26 NO WAIVER

No delay or failure by either party to exercise or enforce at any time any right or provision of this Agreement shall be considered a waiver thereof or of such party's right thereafter to exercise or enforce each and every right and provision of this Agreement. A waiver to be valid shall be in writing, but need not be supported by consideration.

27 MISCELLANEOUS

27.1 Unless otherwise specified herein, all payments required to be made hereunder shall be made in United States funds.

27.2 Time shall be of the essence of this Agreement and of each and every part hereof.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

SPIKE TEA, INC.	VELLA PRODUCTIONS INC.

By: /s/ Olga Lenova	By: /s/ Olga Lenova

OLGA LENOVA, President	OLGA LENOVA, President

Date: July 10, 2006	Date: July 10, 2006